Exhibit 99.1

Press Release	Source: API Technologies Corp

API Technologies To Acquire Spectrum Control

ORLANDO, FL AND FAIRVIEW, PA—(MARKET WIRE)—MARCH 28, 2011—API Technologies Corp. (OTC Bulletin Board:ATNY.OB) (“API”), a provider of secure communications, electronic components and subsystems, and contract manufacturing services to the global defense and aerospace industries, and Spectrum Control, Inc. (Nasdaq:SPEC) (“Spectrum”), a leading designer and manufacturer of high performance, custom solutions for the defense, aerospace, industrial, and medical industries headquartered in Fairview, PA, announced today that they have entered into a definitive merger agreement providing for the cash acquisition of Spectrum by API. Upon closing of the transaction, Spectrum will operate as a wholly owned subsidiary of API.

Pursuant to the terms of the definitive agreement, API will acquire 100% of the issued and outstanding equity of Spectrum for $20.00 per share for a total purchase price of approximately $270 million. Spectrum’s Board of Directors has unanimously approved the merger and recommends that Spectrum’s shareholders vote in favor of the transaction. The transaction is subject to customary closing conditions, including approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approval of Spectrum’s shareholders. In connection with the transaction, API has been provided with firm commitments for debt financing in a principal amount of $215 million by Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated.

Brian Kahn, Chairman and CEO of API, stated “We are excited about the opportunity to combine with Spectrum to offer our customers an enhanced range of leading products and services to meet their evolving needs.”

Richard Southworth, President and CEO of Spectrum, stated “We are pleased to deliver significant, immediate value to our shareholders through this transaction. We look forward to working with API to complete this transaction and build upon our combined strengths and capabilities.”

Under the terms of the merger agreement, Spectrum may solicit acquisition proposals from third parties for a period of 40 calendar days continuing through May 7, 2011. It is not anticipated that any developments will be disclosed with regard to this process unless Spectrum’s Board of Directors makes a decision with respect to a potential superior proposal. There are no guarantees that this process will result in a superior proposal.

UBS Investment Bank is acting as financial advisor to Spectrum. Raymond James & Associates, Inc. and Morgan Stanley & Co. Incorporated are acting as financial advisor to API in connection with the transaction.

About API Technologies Corp.

API, through its subsidiaries, provides engineered systems, components and secure communications as well as high quality engineering services, new product introduction, and turnkey manufacturing for electronic assembly, test, and build services to the global defense and aerospace industry. API Technologies’ customers include many leading Fortune 500 companies. API Technologies trades on the OTC Bulletin Board under the symbol ATNY.OB. For further information, please visit the company website at www.apitechnologies.com.

About Spectrum Control, Inc.

Headquartered in Fairview, PA, Spectrum develops, designs, and manufactures high performance, custom solutions for the defense, aerospace, industrial, and medical industries worldwide. It operates in four segments: Advanced Specialty Products, Microwave Components and Systems, Power Management Systems, and Sensors and Controls.

Additional Information and Where to Find It

In connection with proposed transaction, Spectrum will file proxy statements with the Securities and Exchange Commission (“SEC”) and mail a definitive proxy statement and other relevant documents regarding the proposed transaction to its shareholders. SPECTRUM’S SHAREHOLDERS ARE URGED TO READ, WHEN AVAILABLE, SPECTRUM’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH SPECTRUM’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING TO BE HELD TO APPROVE THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SPECTRUM AND THE PROPOSED TRANSACTION. Spectrum’s shareholders may obtain a free copy of these documents, as well as other filings containing information about Spectrum, at the SEC’s website, http://www.sec.gov. Spectrum’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and any other relevant documents (when available) by directing a request to: Spectrum Control, Inc., 8031 Avonia Road, Fairview, PA 16415, Attention: Investor Relations, or by telephone at (814) 474-4310. This announcement is not a solicitation of a proxy.

Spectrum and its directors and executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from Spectrum’s shareholders in respect of the proposed transaction. Information concerning such participants and their respective interests in Spectrum by security holdings or otherwise is set forth in its proxy statement for Spectrum’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on March 3, 2011. Shareholders may obtain additional information regarding the interests of such participants by reading the proxy statement and other relevant documents regarding the proposed transaction when they become available.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of API or Spectrum to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, some of which are more fully described in API and Spectrum’s annual and quarterly reports filed with the SEC, include but are not limited to, satisfaction of closing conditions to the transaction, including approval of Spectrum’s shareholders, general economic and business conditions, API’s and Spectrum’s future performance, the ability to acquire and develop specific projects, the ability to fund operations and changes in customer consumption habits, the ability to protect intellectual property, API’s ability to integrate and consolidate operations, and API’s ability to expand our operations in both new and existing markets. Should one or more of these risks or uncertainties materialize, actual results may vary in material respects from those currently anticipated. All information in this release is as of the date hereof. Neither API nor Spectrum undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in API’s or Spectrum’s expectations.

For further information, please contact:

Brian Kahn

Chairman & CEO

API Technologies Corp.

Phone: 407-909-8015

bkahn@apitech.com

John P. Freeman, Senior Vice President

and Chief Financial Officer

Spectrum Control, Inc.

Phone: 814-474-4310

freeman@spectrumcontrol.com